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                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1992 through 1996
                     and Twelve Months Ended April 30, 1997
                       (in thousands except ratio amounts)
          -------------------------------------------------------------

                                     April 30,
                                       1997          1996          1995         1994         1993         1992
                                     --------      --------      --------      -------      -------      -------

Earnings:
    Net income from
      continuing operations          $ 51,600      $ 48,562      $ 40,310      $35,506      $37,534      $35,310
    Income taxes                       32,982        30,928        25,442       21,407       23,427       21,259
    Fixed charges                      38,337        37,009        35,651       29,736       26,715       26,246
                                     --------      --------      --------      -------      -------      -------
        Total Adjusted Earnings      $122,919      $116,499      $101,403      $86,649      $87,676      $82,815
                                     ========      ========      ========      =======      =======      =======

Fixed Charges:
    Interest                         $ 36,209      $ 34,511      $ 33,224      $27,671      $24,870      $24,570
    Amortization of debt
      expense                             350           345           336          334          192          180
    One-third of rental expense         1,778         2,153         2,091        1,731        1,653        1,496
                                     --------      --------      --------      -------      -------      -------
        Total Fixed Charges          $ 38,337      $ 37,009      $ 35,651      $29,736      $26,715      $26,246
                                     ========      ========      ========      =======      =======      =======

Ratio of Earnings to Fixed
    Charges                              3.21          3.15          2.84         2.91         3.28         3.16
                                     ========      ========      ========      =======      =======      =======




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